AMRESCO, INC.

       Senior Subordinated Notes, Series 1998-A due 2005

            Officers' Certificate and Company Order

     Pursuant to the Subordinated Notes Indenture dated as of March 1, 1997 (the "Master Indenture") between AMRESCO, INC. (the "Company") and Bank One, N.A., as Trustee (the "Trustee"), resolutions adopted by the Company's Board of Directors on February 25, 1997 and January 28, 1998 and resolutions adopted by the Company's Pricing Committee as of February 23, 1998, this Officers' Certificate and Company Order is being delivered to the Trustee to establish the terms of a series of Securities in accordance with Section 301 of the Master Indenture, to establish the form of the Securities of such series in accordance with
Section 201 of the Master Indenture and to establish the procedures for the authentication and delivery of the Securities of such series pursuant to Section 303 of the Master Indenture.

     Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Master Indenture.

     The Company has complied with all conditions precedent provided for in the Master Indenture relating to the establishment of (i) a series of Securities, (ii) the forms of such series of Securities and (iii) the procedures for the authentication and delivery of such series of Securities.

A.    Establishment  of Series Pursuant to  Section  301  of  the
Master Indenture.

     The Company hereby establishes, pursuant to Section 301 of the Master Indenture, a series of Securities that shall have the following terms:

     1. The series of Securities being authorized hereby shall bear the title "9.875% Series 1998-A Senior Subordinated Notes due
2005" (the "Notes").

     2. The aggregate principal amount of the Notes shall be limited to $350,000,000 (except for Notes authenticated and delivered pursuant to Section 306 of the Master Indenture, and except for any Notes which, pursuant to Section 303 of the Master Indenture, are deemed never to have been authenticated and delivered thereunder).

     3. Interest on each Note shall be payable to the Person in whose name such Note is registered at the close of business on the first day of the month (whether or not a Business Day) in which the relevant Interest Payment Date (as defined in paragraph 5 hereof) occurs.

     4. The Notes shall mature on March 15, 2005, at which time the entire principal amount of the Notes and accrued but unpaid interest on the Notes will be due and payable.
1.
     5. Each Note shall bear interest at the annual rate of 9.875%. Interest on the Notes shall be payable semi-annually on March 15 and September 15 of each year, or, if any such day is not a Business Day, on the next succeeding Business Day (each an "Interest Payment Date"). Interest payable on any Interest Payment Date shall include interest on the Notes to and excluding such Interest Payment Date. The first Interest Payment Date shall be September 15, 1998, and shall include interest from February 27, 1998 to and excluding the first Interest Payment Date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date does not fall on a Business Day, any interest payment due on such Interest Payment Date shall be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no interest shall be payable on such interest payment for the period from and after such Interest Payment Date through the date of such payment.

     6. The principal of and interest on the Notes shall be payable, and the Notes may be exchanged or transferred at an office or agency to be maintained by the Company in the Borough of Manhattan, the City of New York, New York, and Columbus, Ohio, except that, at the option of the Company, payment of interest may be by check mailed to the address of each Holder as such address appears on the Security Register.

     7. The Notes are subject to redemption, at the Company's option, at any time in whole, or from time to time in part, on or after March 15, 2002, and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears on the Security Register, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of Holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing March 15, of the years set forth below:

                                   Redemption Price

               2002                          104.938%
               2003                          102.469%
               2004 and thereafter           100.000%

     8. The Company shall have no obligation to redeem or purchase Notes at the option of a Holder thereof or pursuant to any sinking fund or analogous provisions, except as set forth below:

          (a) Right to Require Repurchase. In the event that there shall occur a Repurchase Event (as defined in paragraph (g)), then each Holder shall have the right, at such Holder's option, to require the Company to purchase, and upon the exercise of such right, the Company shall purchase, all or any part of such Holder's Notes on the date (the "Repurchase Date") that is 30 days after the date the Company gives notice of the Repurchase Event as contemplated in paragraph (b)(1) at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date; provided that, if the Repurchase Event is a Change of Control, the Repurchase Price shall be equal to 101% of the principal amount of the Holder's Notes, together with accrued and unpaid interest to the Repurchase Date. Such right to require the repurchase of Notes shall not continue after a discharge of the Company from its obligations with respect to the Notes in accordance with Article Four of the Master Indenture.

          (b)  Notice; Method of Exercising Repurchase Right.

               (1) On or before the 15th day after the Repurchase Event, the Company, or, upon Company Request transmitted to the Trustee within 5 days of such Repurchase Event, the Trustee (in the name and at the expense  of  the  Company), shall give  notice  of  the
          occurrence of the Repurchase Event and of the repurchase right set forth herein arising as a result thereof by first-class mail, postage prepaid, to each Holder of the Notes at such Holder's address appearing in the Security Register. Such notice shall be deemed to have been given at the time of posting of such by first-class mail. The Company shall also deliver a copy of such notice of a repurchase right to the Trustee.

               Each notice of a repurchase right shall state:

                    (i) that the notice is being made pursuant to paragraph 8(a) of this Officer's Certificate and Company Order and that all Notes tendered shall be accepted for payment. Such notice shall also state (A) that any Note not tendered shall continue to accrue interest, if any; (B) that, unless the Company defaults in the payment of the Repurchase Price, all Notes accepted for payment in respect of a Repurchase Event shall cease to accrue interest, if any, after the Repurchase Date; (C) in the event the repurchase right is exercised with respect to less than the entire principal amount of a surrendered Note, the Company shall execute and deliver to the Trustee and the Trustee shall authenticate for issuance in the name of the Holder a new Note or Notes in the aggregate principal amount of the unrepurchased portion of such surrendered Note (which unrepurchased portion must be in a principal amount of $1,000 or an integral multiple thereof); and (D) a description of the circumstances triggering the repurchase right, including, in the case of a Change of Control, the relevant facts regarding such Change of Control (including, but not limited to, information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change in Control);

                    (ii) the Repurchase Date;

                    (iii)     the date on which withdrawal rights
                    terminate   and  the  date   by   which   the
                    repurchase right must be exercised;
                    (iv) the Repurchase Price; and

                    (v) the instructions a Holder must follow to exercise a repurchase right.

               No failure of the Company to give the foregoing notice shall limit any Holder's right to exercise a repurchase right. The Trustee shall have no affirmative obligation to determine if there shall have occurred a Repurchase Event.

               (2)   To  exercise the repurchase right, a  Holder
          shall deliver to the Company (or an agent designated by the Company for such purpose in the notice referred to in (1) above) and to the Trustee on or before the Business Day prior to the Repurchase Date (i) written notice of the Holder's exercise of such right, which notice shall set forth the name of the Holder, the principal amount of the Note or Notes (or portion of a
          Note) to be repurchased, and a statement that an election to exercise the repurchase right is being made thereby, and (ii) the Note or Notes with respect to which the repurchase right is being exercised, duly endorsed for transfer to the Company. A Holder shall be entitled to withdraw its election if the Trustee receives, on or before the close of business on the second Business Day prior to the Repurchase Date a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of the Notes theretofore delivered for repurchase, and a statement as to the principal amount of Notes as to which such Holder is withdrawing its notice, and after the close of business on such second Business Day prior to the Repurchase Date all written notices of repurchase not theretofore withdrawn shall be irrevocable; provided, however, that the Company, in its sole and absolute discretion, may consent to the withdrawal of any Notes after such date and prior to the Repurchase Date. If the Repurchase Date falls between any Regular Record Date and the next succeeding Interest Payment Date, Notes to be repurchased must be accompanied by a check from the Holder of an amount equal to the interest thereon which the registered Holder thereof is to receive on such Interest Payment
          Date. Upon receipt of any such check, the Trustee shall forward such check to the Company.

               (3) In the event a repurchase right shall be exercised in accordance with the terms hereof, the Company shall on the Repurchase Date pay or cause to be paid in cash to the Holder thereof the Repurchase Price of the Note or Notes as to which the repurchase right had been exercised. In the event that a repurchase right is exercised with respect to less than the entire principal amount of a surrendered Note, the Company shall execute and deliver to the Trustee and the Trustee shall authenticate for issuance in the name of the Holder a new Note or Notes in the aggregate principal amount of the unrepurchased portion of such surrendered Note.

               (4) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to such party in connection with the repurchase of the Notes as a result of a Repurchase Event.

          (c) Deposit of Repurchase Price. On or before the Repurchase Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in
     Section 1003 of the Master Indenture) an amount of money, which shall be good funds on the Repurchase Date, sufficient to pay the Repurchase Price of the Notes which are to be repurchased on the Repurchase Date.

          (d) Notes Not Repurchased on Repurchase Date. If a Note surrendered for repurchase shall not be so paid on the Repurchase Date, the principal shall, until paid, bear interest to the extent permitted by applicable law from the Repurchase Date at the rate per annum borne by such Note.

          (e) Notes Repurchased In Part. Any Note which is to be repurchased only in part shall be surrendered at any office or agency of the Company designated for that purpose pursuant to Section 1002 of the Master Indenture (with, if the Company or the Trustee so requires, due endorsement by, or written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes of any authorized denomination as requested by such Holder, in aggregate principal amount equal to and in exchange for the unrepurchased portion of the principal of the Note so surrendered.

          (f) Priority of Repurchase Rights. If the Repurchase Event is the occurrence of an event requiring an offer to repurchase Junior Debt, the Holders of the Notes requiring the Company to repurchase Notes must be paid in full pursuant to the terms and conditions of this paragraph 8 prior to any payments being made to the holders of Junior Debt. If the Repurchase Event is the occurrence of an event requiring an offer to repurchase Subordinated Debt that is pari passu with the Notes, the Holders of the Notes requiring the Company to repurchase Notes must be paid concurrently with the holders of such pari passu Subordinated Debt.

          (g) Definition of Repurchase Event. For purposes of this paragraph 8, a "Repurchase Event" shall have occurred upon the occurrence of either (i) any event requiring that the Company repurchase, or make an offer to repurchase, any Senior Debt or Subordinated Debt other than the Notes, whether now outstanding or issued in the future or (ii) a Change of Control (as defined in paragraph (h)).

          (h) Definition of Change of Control. For purposes of this paragraph 8, a "Change of Control" means the occurrence of one or more of the following events: (A) a person or entity or group of persons or entities acting in concert as a partnership, limited partnership, syndicate or other group shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of Voting Stock of the Company representing 50% or more of the combined voting power of the outstanding Voting Stock of the Company; (B) the consummation of (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Voting Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Voting Stock immediately prior to the merger have a majority of voting power with respect to the Voting Stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, other than a sale or other transfer in which the holders of the Company's Voting Stock immediately prior to such sale or transfer have a majority of voting power with respect to the Voting Stock of the transferee corporation immediately after such sale or other transfer; (C) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, other than a liquidation or dissolution in which the holders of the Company's Voting Stock immediately prior to such liquidation or dissolution have the same proportionate share of voting power with respect to the Voting Stock of the corporation which will hold all or substantially all of the assets of the Company immediately after such liquidation or dissolution; or (D) individuals who at the date of this Officer's Certificate and Company Order constitute the Board of Directors shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director was approved by a vote of at least a majority of the directors who were members of such Board of Directors at the time of such nomination or election.

     9. The Notes shall not be convertible into shares of capital stock or exchangeable for other securities.

     10. The Trustee shall be the Security Registrar and Paying Agent for the Notes.

     11. Neither the amount of principal of, nor any premium or interest on, any Notes shall be determined by reference to an index or pursuant to a formula.

     12.   In  addition to the covenants set forth in the  Master
Indenture,   the  Notes  shall  be  subject  to   the   following
restrictive covenants:

          (a)   In  addition to those terms defined in the Master
     Indenture, the following terms shall have the meanings assigned when used in connection with the Notes:

          The term "Acquired Indebtedness" means indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Company or assumed in connection with the acquisition by the Company or a Subsidiary of the Company of assets from such Person, and not incurred in connection with, or in anticipation of, such Person becoming a Subsidiary of the Company or such acquisition.

          The term "Consolidated Capitalization" means, for any date as of which such determination is being made, the sum of Subordinated Debt plus Consolidated Net Worth, in each case as set forth on the consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, as of the end of the most recently completed fiscal quarter of the Company for which consolidated financial statements of the Company are available.

          The term "Consolidated EBITDA" means, for any period, the sum of (i) Consolidated Net Income before taxes and, to the extent deducted in calculating Consolidated Net Income,
     (ii) depreciation expense, plus amortization of intangibles, plus interest expense, each as deducted in determining such Consolidated Net Income before taxes, determined in accordance with GAAP on a consolidated basis for the Company and its Subsidiaries.

          The term "Consolidated Interest Expense" means, for any period, the interest expense which is required to be shown as such on the financial statements of the Company and its Subsidiaries, on a consolidated basis, prepared in accordance with GAAP.

          The term "Consolidated Net Income" means, for any period, the amount of Consolidated Net Income (loss) of the Company, determined in accordance with GAAP; provided, however, that there shall not be included in Consolidated Net Income (1) any net income (loss) of a Subsidiary of the Company for any period during which it was not a Consolidated Subsidiary (provided that equity method of accounting affiliates shall not be excluded); (2) any net income (loss) of businesses, properties or assets acquired or disposed of (by way of merger, consolidation, purchase, sale or otherwise) by the Company or any Subsidiary of the Company for any period prior to the acquisition thereof or subsequent to the disposition thereof, including any net income (loss) of any person acquired by the Company or a Subsidiary of the Company in a transaction accounted for as a pooling of interests, for any period prior to the date of acquisition; (3) all extraordinary gains and losses, net of any tax effect; (4) the cumulative effect of a change in accounting principles; and (5) the net income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of such income is not at the time permitted by the express terms of its organizational documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

          The term "Consolidated Net Worth" means, for any date as of which such determination is being made, the excess, as determined in accordance with GAAP, after appropriate deduction for minority interests in the net worth of Consolidated Subsidiaries, of the Company's assets over its liabilities, in each case as set forth on the consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, as of the end of the most recently completed fiscal quarter of the Company for which consolidated financial statements of the Company are available.

          The term "Consolidated Subsidiary" means a Subsidiary of the Company, the financial statements of which are consolidated with the financial statements of the Company in accordance with GAAP.

          The term "Disqualified Stock" means any capital stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the scheduled maturity of the Notes.

          "Funded Debt" means any of the following obligations of the Company or any Subsidiary of the Company which by its terms matures at or is extendable or renewable at the sole option of the obligor without requiring the consent of the obligee to a date more than 360 days after the date of the creation or incurrence of such obligation: (i) any obligations, contingent or otherwise, for borrowed money or for the deferred purchase price of property, assets, securities or services (including, without limitation, any interest accruing subsequent to an event of default), (ii) all obligations (including the Notes) evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), except any such obligation that constitutes a trade payable and an accrued liability arising in the ordinary course of business, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet prepared in accordance with GAAP, (iv) all Capital Lease Obligations, (v) liabilities of the Company actually due and payable under banker's acceptances or letters of credit, (vi) all indebtedness of the type referred to in clauses (i), (ii), (iii), (iv) or (v) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or security interest in property of the Company or any Subsidiary of the Company (including, without limitation, accounts and contract rights), even though the Company or any Subsidiary of the Company has not assumed or become liable for the payment of such indebtedness and (vii) any guarantee or endorsement (other than for collection or deposit in the ordinary course of business) or discount with recourse of, or other agreement, contingent or otherwise, to purchase, repurchase, or otherwise acquire, to supply, or advance funds or become liable with respect to, any indebtedness or any obligation of the type referred to in any of the foregoing clauses (i) through (vi), regardless of whether such obligation would appear on a balance sheet prepared in accordance with GAAP.

          "Incur" means to issue, assume, guarantee, incur or otherwise become liable for any Indebtedness; provided, however, that any Indebtedness of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof. The term "Incurrence" when used as a noun shall have a correlative meaning.

          "Indebtedness"  is  defined as any obligations  of  the
     Company  or  any  Subsidiary  of  the  Company  that   would
     constitute Funded Debt but for their term of maturity.

          The term "Interest Coverage Ratio" means, for any date of determination, the ratio of (1) Consolidated EBITDA for the immediately preceding four most recent consecutive calendar quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available, to (2) Consolidated Interest Expense for such four consecutive calendar quarters; provided, however, that:

               (i) if the Company or any Subsidiary of the Company has Incurred any Senior Recourse Debt (other than pursuant to the Revolving Loan Agreement, as amended from time to time, or any successor or replacement facilities) or Subordinated Debt since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Interest Coverage Ratio is an Incurrence of Indebtedness; Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to (A) the Incurrence of such Senior Recourse Debt (other than pursuant to the Revolving Loan Agreement, as amended from time to time, or any successor or replacement facilities) or Subordinated Debt as if it had been Incurred on the first day of such period and (B) the discharge of any other Indebtedness repaid, cancelled, defeased or otherwise discharged with the proceeds of such new Senior Recourse Debt or Subordinated Debt as if such discharge had occurred on the first day of such period;

               (ii) if since the beginning of such period the Company or any Subsidiary of the Company shall have disposed of its equity investment in a Subsidiary such that such Subsidiary is no longer consolidated on a consolidated balance sheet of the Company prepared in accordance with GAAP, then (A) Consolidated EBITDA for such period shall be reduced by an amount equal to the portion of Consolidated EBITDA (if positive) directly attributable to such divested Subsidiary for such period, and (B) Consolidated Interest Expense for such period shall be reduced by an amount equal to the portion of Consolidated Interest Expense for such period directly attributable to such Subsidiary to the extent the Company and its other Subsidiaries are no longer liable for such Indebtedness after such sale or other disposition; and

               (iii)      if  since the beginning of such  period
     the Company or any Subsidiary of the Company shall have acquired or made an equity investment in a person which as a result thereof became a Subsidiary which is consolidated on a consolidated balance sheet of the Company prepared in accordance with GAAP, then Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis giving effect thereto (and to the Incurrence of any Indebtedness Incurred by the Company or any of its Subsidiaries to finance such acquisition or investment) as if such acquisition or investment had occurred on the first day of such period.

          For purposes of this definition, if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

          The term "Junior Debt" means the principal amount of, premium, if any, and interest on, and any other amounts payable in respect of, any Funded Debt, whether outstanding on the date of execution of the Subordinated Indenture or thereafter Incurred; provided that in the instrument creating or evidencing such Funded Debt or pursuant to which such Funded Debt is outstanding it is provided that (1) such Indebtedness is junior in right of payment to the Notes, (2) no payments with respect to such Indebtedness may be made at any time that an Event of Default shall have occurred and be continuing and (3) no payments other than the payment of interest may be made with respect to such Indebtedness at any time the Notes are Outstanding.

          "Material Subsidiary" is defined as Holliday Fenoglio Fowler, L.P., AMRESCO Services, L.P., AMRESCO Residential Mortgage Corporation, AMRESCO Residential Credit Corporation, AMRESCO Commercial Lending Corporation and any other Subsidiary of the Company whose assets or revenues comprise at least five percent (5%) of the assets or revenues of the Company and the Subsidiaries of the Company on a consolidated basis as of the end of, or for, the Company's most recently completed fiscal quarter, as determined from time to time.

          "Net Cash Proceeds" means, with respect to any issuance or sale of capital stock, the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

          "Revolving Loan Agreement" means the Third Amended and Restated Revolving Loan Agreement dated as of September 30, 1997 and as subsequently amended, among the Company, NationsBank of Texas, N.A. and Bank One, Texas, N.A., as Co-Agents, and the lenders which are parties thereto from time to time.

          The term "Senior Recourse Debt" means Senior Debt minus any Funded Debt of the Company or any of its Subsidiaries that is (A)(i) specifically advanced to finance the acquisition of assets classified on the Company's balance sheet as "assets held for sale" and (ii) either (a) secured by the assets to which such indebtedness relates without recourse to the Company or any of its Subsidiaries or (b) issued under a loan agreement that requires each advance to be repaid upon sale of the assets to which such advance relates within no more than one year from the date of such advance or (B) advanced to a Subsidiary of the Company or group of Subsidiaries of the Company formed for the sole purpose of acquiring or holding a portfolio of assets (i) against which a loan is obtained that is made without recourse to, and with no cross-collateralization against the assets of, the Company or any other Subsidiary of the Company, and (ii) upon complete or partial liquidation of which the loan must be correspondingly completely or partially repaid, as the case may be.

          The  term  "Total  Funded Recourse Debt"  means  Senior
     Recourse Debt plus Subordinated Debt.

          (b) The Company may not, and may not permit any of its Subsidiaries to, directly or indirectly, Incur any Funded Debt if, immediately after giving effect thereto (including giving effect to the substantially concurrent retirement of any existing indebtedness from the proceeds of such additional Funded Debt):

          (1) the aggregate amount of Senior Recourse Debt outstanding would exceed 450% of the Company's
               Consolidated Capitalization; or

          (2) the aggregate amount of Total Funded Recourse Debt outstanding would exceed 600% of the Company's
               Consolidated Net Worth; or

          (3)  the   aggregate   amount  of   Subordinated   Debt
               outstanding  would exceed 100%  of  the  Company's
               Consolidated Net Worth.

          (c) The Company may not, and may not permit any of its Subsidiaries to, directly or indirectly, Incur any Senior Recourse Debt (other than pursuant to the Revolving Loan Agreement, as amended from time to time, or any successor or replacement facilities) or Subordinated Debt if, immediately after giving effect thereto (including giving effect to the substantially concurrent retirement of any existing Indebtedness from the proceeds of such additional Indebtedness) the Interest Coverage Ratio would be less than
     1.25 to 1.00.

          (d) The Company may not, and may not permit any of its Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of, either in cash or property, any shares of its capital stock (except dividends or other distributions payable solely in shares of its capital stock (other than Disqualified Stock), and except for dividends or distributions payable to the Company or any of its Subsidiaries (and, if such Subsidiary is not wholly-owned by the Company, to such Subsidiary's other stockholders on a pro rata basis)), (ii) purchase, redeem or retire or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to purchase or acquire any shares of capital stock of the Company, or (iii) purchase, repurchase, redeem, defease or otherwise acquire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Junior Debt of the Company or any of its Subsidiaries (other than the purchase, repurchase or other acquisition of Junior Debt acquired in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case within one year of the date of such acquisition) (such dividends, purchases, redemptions, retirements, defeasance, payments and distributions being herein collectively called "Restricted Payments") if, after giving effect thereto,

          (1) an Event of Default under the Master Indenture would have occurred or has occurred and is continuing;
          or

          (2)  (A)  the sum of (i) such Restricted Payments  plus
               (ii) the aggregate amount of all Restricted Payments made during the period after December 31, 1996 would exceed (B) the sum of (i) $50 million plus (ii) 50% of the Company's Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing after December 31, 1996 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (with 100% reduction for a loss in any fiscal year), plus
               (iii) the cumulative Net Cash Proceeds received by the Company from the issuance or sale after December 31, 1996 of capital stock of the Company, other than Disqualified Stock or the sale of capital stock to a Subsidiary of the Company or an employee stock ownership plan maintained by the Company, plus (iv) the amount of any Indebtedness, as shown on the most recent balance sheet of the Company prepared in accordance with GAAP, that has been converted into common stock of the Company after December 31, 1996; or

          (3)  the Company would not be able to Incur at least an
               additional   $1.00  of  Funded  Debt   under   the
               covenants set forth in paragraph 12(b) or 12(c).

     Notwithstanding the foregoing, the Company may make a previously-declared Restricted Payment within 60 days after the date of declaration thereof if the declaration of such Restricted Payment was permitted under this paragraph 12(d) when made. For purposes of this paragraph 12(d), the amount of any Restricted Payment payable in property shall be deemed to be the fair market value of such property as determined by the Board of Directors of the Company.

          (e) The Company shall not, directly or indirectly, Incur any Funded Debt which is expressly subordinate in right of payment to any Senior Debt, other than Junior Debt or indebtedness that is pari passu with the Notes in right of payment. For purposes of this paragraph 12(e), the Incurrence of Senior Debt which is unsecured shall not, because of its unsecured status, be deemed to be subordinate in right of payment to any Senior Debt which is secured.

          (f) The Company shall not and shall not permit any Subsidiary of the Company to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Company to (a) pay dividends or make any other distribution on its capital stock, (b) pay any indebtedness owed to the Company or any other Subsidiary of the Company or (c) make loans, advances, or capital contributions or transfer assets or properties to the Company or any other Subsidiary of the Company except (i) as set forth in the instrument evidencing or the agreement governing Acquired Indebtedness of any acquired entity which becomes a Subsidiary of the Company, provided, that any restriction or encumbrance under such instrument or agreement existed at the time of acquisition, was not put in place in anticipation of such acquisition, and is not applicable to any Person, other than the Person or property or assets of the Person so acquired; (ii) as set forth in, or permitted by, the Master Indenture, the Notes and the Company Order; (iii) customary provisions restricting subletting or assignment of any lease or license of the Company or any Subsidiary of the Company; (iv) any encumbrance or restriction arising under applicable law;
     (v) any encumbrance or restriction arising under indebtedness or other agreements existing on the date of original issuance of the Notes; (vi) any restrictions with respect to a Subsidiary of the Company imposed pursuant to an agreement that has been entered into for the sale or disposition of the stock, business, assets or properties of such Subsidiary; (vii) any encumbrance or restriction arising under the terms of purchase money obligations, but only to the extent such purchase money obligations restrict or prohibit the transfer of the property so acquired;
     (viii) any encumbrance or restriction arising under customary non-assignment provisions in installment purchase contracts; (ix) any encumbrance or restriction on the ability of any Subsidiary to transfer any of its property acquired after the date hereof to the Company or any Subsidiary that is required by a lender to, or purchaser of any indebtedness of, such Subsidiary in connection with a financing of the acquisition of such property (including with respect to the purchase of asset portfolios and pursuant to the underwriting or origination of mortgage loans) by such Subsidiary; and (x) any encumbrance or restriction pursuant to any agreement that extends, refinances, renews or replaces any agreement described in the foregoing clauses (i) through (ix).

          (g) The Company shall not, and shall not permit any of its Material Subsidiaries to, enter into any transaction (or series of related transactions), including, without
     limitation,   any  loan,  advance,  guarantee   or   capital
     contribution to, or for the benefit of, or any sale, purchase, lease, exchange or other disposition of any property or the rendering of any service, or any other direct or indirect payment, transfer or other disposition (a "Transaction"), involving payments in excess of $60,000, with any Affiliate of the Company (other than a wholly-owned Subsidiary), on terms and conditions less favorable to the Company or such Material Subsidiary, as the case may be, than would be available at such time in a comparable
     Transaction in arm's length dealings with an unrelated Person as determined by the Board of Directors.

          The provisions of the immediately preceding paragraph will not apply to:

               (1)    Restricted  Payments  otherwise   permitted
          pursuant  to  the Master Indenture and  this  Officer's
          Certificate and Company Order;

               (2) fees and compensation (including amounts paid pursuant to employee benefit plans) paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary, as determined by the Board of Directors or the senior management thereof in the exercise of their reasonable business judgment; or

               (3) payments for goods and services purchased in the ordinary course of business on an arms-length basis.

          (h) The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any lien, pledge, charge or other encumbrance ("Lien") that secures obligations in respect of any Subordinated Debt or Junior Debt on any asset or property of the Company or such Subsidiary (including the capital stock of any such Subsidiary), or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Notes are equally and ratably secured with the obligations so secured (or senior to, in the event the Lien relates to Junior Debt) until such time as such obligations are no longer secured by a Lien.

     13. The Notes shall be issued in denominations of $1,000 and any integral multiple thereof.

     14. The Notes shall be denominated, and payments of principal of and any premium and interest on the Notes shall be made, in the currency of the United States of America.

     15. The Notes shall be subject to the events of default specified in Section 501, paragraphs (1) through (8), of the Master Indenture.

     16. The portion of the principal amount of the Notes which shall be payable upon declaration of acceleration of Maturity thereof pursuant to Section 502 of the Master Indenture shall be the entire principal amount thereof.

     17. The Notes shall initially be issued as book-entry notes in the form of one or more fully registered global securities which will be deposited with, or on behalf of, The Depository Trust Company, as depositary ("DTC"), and registered in the name of DTC's nominee. Beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described in the Master Indenture, Notes in definitive certificated form shall not be issuable to any Person other than DTC and such global security may not be exchanged for Notes registered in the name of, nor may any transfer of such global security be registered to, any Person other than DTC or its nominee.

     18.  The Notes shall be governed by the defeasance provisions of
Section  403  and  any other applicable sections  of  the  Master
Indenture.

     19. The Notes shall be issued in fully registered form only, without coupons.

     20. The Notes shall be unsecured obligations of the Company and shall be subordinated in right of payment to the prior payment in full of all Senior Debt to the extent provided in the Master Indenture. Each Holder, by accepting delivery of a Note, agrees to such subordination. The Notes shall be pari passu in right of payment with the Company's 10% Senior Subordinated Notes due 2004 and the Company's 10% Senior Subordinated Notes due 2003.
1.
B.   Establishment of Form of Note Pursuant to Section 201 of the
     Master Indenture.

     The Company hereby establishes, pursuant to Section 201 of the Master Indenture, that the Notes shall be substantially in the form attached as Exhibit A hereto.

C.   Order  for Authentication and Delivery of Notes Pursuant  to
     Section 303 of the Master Indenture.

     Pursuant to Section 303 of the Master Indenture, the Company hereby orders that the Trustee shall authenticate and deliver to DTC the global securities representing the Notes delivered by the Company to the Trustee, as provided in Section 303 of the Master Indenture.

D.   Compliance.

     The undersigned have read the pertinent sections of the Master Indenture, including the related definitions contained therein. The undersigned have examined the resolutions adopted by the Board of Directors of the Company and the Pricing Committee of the Company's Board of Directors. In the opinion of the undersigned, the undersigned have made such examination or investigation as is necessary to enable the undersigned to express an informed opinion as to whether or not the conditions precedent to the establishment of (i) a series of Securities,
(ii) the forms of such series of Securities and (iii) the procedures for the authentication and delivery of such series of Securities contained in the Master Indenture have been complied with. In the opinion of the undersigned, such conditions have been complied with.

Dated as of:  February 23, 1998

                              AMRESCO, INC.


                              By:
                                Robert H. Lutz, Jr.
                                Chairman of the Board and
                                Chief Executive Officer


                              By:
                                Barry L. Edwards
                                Executive Vice President and
                                   Chief Financial Officer


                           EXHIBIT A

                          FORM OF NOTE

REGISTERED                                            No. 1998A-2

                         AMRESCO, INC.
    9.875% Series 1998-A, Senior Subordinated Notes due 2005

         Registered Principal Amount: $_______________
                     CUSIP No.:  031909AE4

     Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Company (as defined below) or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.

     This Note is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of Cede & Co., as a nominee for DTC. This Note is exchangeable for Notes registered in the name of a Person other than DTC or its nominee only in the limited circumstances described in the Indenture, and no transfer of this Note (other than a transfer of this Note as a whole by DTC to a nominee of DTC or by any nominee of DTC to DTC or another nominee of DTC) may be registered except in such limited circumstances.

     AMRESCO, INC., a corporation duly organized and existing under the laws of Delaware (herein called the "Company", which term includes any successor Person under the Indenture (as such term is defined on the reverse hereof)), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of ______________________ ($__________) on
March 15, 2005, and to pay interest thereon semi-annually on March 15 and September 15 of each year (each an "Interest Payment Date"), from February 27, 1998, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, commencing September 15, 1998, at the rate of 9.875% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note is registered at the close of business on the first day of the month (whether or not a Business Day) in which the relevant Interest Payment Date occurs. If any Interest Payment Date does not fall on a Business Day, any interest payment due on such Interest Payment Date shall be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no interest shall be payable on such interest payment for the period from and after such Interest Payment Date through the date of such payment. Any interest on this Note that is not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to holders of the Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

     Payment of the principal of (and premium, if any) and any interest due on this Note will be made at the office or agency of the Company maintained for that purpose in same day funds, in the City of Columbus, Ohio or New York, New York in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. So long as DTC or its nominee, Cede & Co., is the sole registered Holder of this Note, such payments will be made by the Trustee directly to DTC or to such nominee.

     Reference is hereby made to the further provisions of this Note set forth below, which further provisions shall for all purposes have the same effect as if set forth at this place.

     Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee referred to below by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:  February 27, 1998       AMRESCO, INC.


                              By:
                                Barry L. Edwards
                                Executive Vice President and
                                   Chief Financial Officer
Attest:


L. Keith Blackwell, Secretary

            TRUSTEE'S CERTIFICATE OF AUTHENTICATION

     This is one of the Securities of the series designated therein and issued pursuant to the within-mentioned Indenture.
                                Bank One, N.A., as Trustee


                                By:
                                   Authorized Signatory

                         AMRESCO, INC.
    9.875% Series 1998-A Senior Subordinated Notes, due 2005

     This Note is one of a duly authorized issue of securities of the Company (the "Securities") issued and to be issued in one or more series under a Subordinated Notes Indenture dated as of March 1, 1997, between the Company and Bank One, N.A., as Trustee (the "Trustee," which term includes any successor trustee under the Subordinated Notes Indenture), as supplemented by an Officers' Certificate and Company Order dated as of February 23, 1998, pursuant to such Subordinated Notes Indenture establishing the Notes (such Subordinated Notes Indenture, as supplemented by such Officer's Certificate and Company Order, being herein called the "Indenture"), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Security is one of the series designated as 9.875% Series 1998-A Senior Subordinated Notes due 2005 (the "Notes"), limited in aggregate principal amount to $350,000,000. By the terms of the Indenture, additional Securities of other separate series, which may vary as to date, amount, Stated Maturity, interest rate or method of calculating the interest rate and in other respects as therein provided, may be issued in an unlimited principal amount.

     The indebtedness evidenced by the Notes is, to the extent and in the manner provided in the Indenture, subordinate and subject in right of payment to the prior payment of specified obligations to holders of Senior Debt, as defined in the Indenture, and this Note is issued subject to such provisions and each Holder of this Note, by accepting the same, agrees to and shall be bound by such provisions and authorizes the Trustee, on such Holder's behalf, to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and appoints the Trustee his attorney-in-fact for such purpose.

     As set forth in, and subject to, the provisions of the Indenture, no Holder of any Note of this series will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 25% in principal amount of the Outstanding Notes of this series shall have made written request to the Trustee to institute proceedings in its own name as Trustee, furnished the Trustee reasonable indemnity, and within 60 days the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of (and premium, if any) and interest on this Note on or after the respective due dates expressed herein.

     The Notes are subject to redemption, at the Company's option, at any time in whole, or from time to time in part, on or after March 15, 2002, and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears on the Security Register, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest (if any) to the date of redemption (subject to the right of Holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing March 15, of the years set forth below:

                                Redemption Price

               2002                          104.938%
               2003                          102.469%
               2004 and thereafter           100.000%

     The Notes are not subject to any sinking fund.

     In accordance with the terms of the Indenture, upon the occurrence of a Repurchase Event, the Holder of this Note shall have the right, at such Holder's option, to require the Company to purchase, and upon exercise of such right, the Company shall purchase, all or any part of this Note on the date that is 30 days after the date the Company gives notice of the Repurchase Event at a price equal to 100% of the principal amount thereof, together with accrued and unpaid interest; provided that if the Repurchase Event is a Change of Control of the Company, the price will be equal to 101% of the principal amount thereof, together with accrued and unpaid interest.

     In the event of redemption of this Note in part only, a new Note or Notes of like tenor of an authorized denomination for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof, and, in the event of transfer or exchange, a new Note or Notes of like tenor and for a like aggregate principal amount will be issued to the Holder, in the case of exchange, or the designated transferee or transferees, in the case of transfer.

     If an Event of Default with respect to Notes shall occur and be continuing, the principal of the Notes may (subject to the conditions set forth in the Indenture) be declared due and payable in the manner and with the effect provided in the Indenture.

     The Indenture contains provisions for defeasance at any time of the Company's obligations in respect of (i) the entire indebtedness of this Note or (ii) certain restrictive covenants with respect to this Note, in each case upon compliance with certain conditions set forth therein.

     The Indenture permits, with exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected and, for certain purposes, without the consent of the Holders of any Securities at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequence. Any such consent or waiver by the Holder of this Note shall bind such Holder and every future Holder of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

     No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

     The Notes are issuable only in registered form, without coupons, in denominations of $1,000 and any amount in excess thereof which is an integral multiple of $1,000. As described in the Indenture, the Notes may be issued as book-entry notes in the form of one fully registered Global Security bearing the legend specified in the Indenture regarding certain restrictions on registration of transfer and exchange, deposited with, or on behalf of, DTC, and registered in the name of DTC's nominee. As provided in the Indenture, and subject to certain limitations (including additional limitations in the event that this Note is a Global Security) therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

     As provided in the Indenture and subject to certain limitations therein set forth (including additional limitations in the event that this Note is a Global Security), the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest on Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing and thereupon one or more new Notes of like tenor of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

     No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered in the Security Register as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

     The Notes shall be governed by and construed in accordance with the laws of the State of Texas.

     All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.


     FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers unto

(Name, Address, and Taxpayer Identification Number of Assignee)
this   Note   and  all  rights  thereunder,  hereby   irrevocably
constituting and appointing_______________________________attorney to transfer this Note on the books of the Company with full power of substitution in the premises.

Dated:
Signature Guaranteed:                       (Signature)
                                Notice:  This signature  on  this
                                assignment  must correspond  with
                                the  name  as  written  upon  the
                                face   of  this  Note,  in  every
                                particular,  without   alteration
                                or   enlargement  or  any  change
                                whatsoever.



               OPTION OF HOLDER TO ELECT PURCHASE


     If you want to elect to have this Security purchased by the Company pursuant to Sections 3.7 or 3.9 of the Indenture, check the box:
                               o

     If you want to elect to have only part of this Security purchased by the Company pursuant to Sections 3.7 or 3.9 of the Indenture, state the amount in principal amount (must be integral multiple of $1,000): $__________


Date:                    Your Signature:
                    (Sign exactly as your name appears on the other side of the Security)


Signature Guarantee:
                 (Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.